SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              THE BISYS GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No:
    3) Filing Party:
    4) Date Filed:

                                  [BISYS LOGO]
                         Your Vision o Our Solutions(TM)

                              THE BISYS GROUP, INC.
                          90 Park Avenue, 10(th) floor
                            New York, New York 10016

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                November 13, 2003

     The Annual Meeting of Stockholders of The BISYS Group, Inc. ("BISYS" or the "Company") will be held at Club 101, located at 101 Park Avenue, New York, New York 10016, on November 13, 2003, at 9:00 a.m., local time, for the following purposes:

     1. To elect eight Directors to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

     2. To consider and vote upon a proposal to approve the Company's 2004 Employee Stock Purchase Plan;

     3. To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the fiscal year ending June 30, 2004; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on September 19, 2003 as the record date for the determination of the stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock outstanding on the record date is entitled to one vote on all matters presented at the Annual Meeting.

     All holders of the Company's Common Stock (whether they expect to attend the Annual Meeting or not) are requested to complete, sign, date and return promptly the proxy card enclosed with this Notice.

                                              By Order of the Board of Directors

                                              Kevin J. Dell
                                              Secretary

October 16, 2003

                              THE BISYS GROUP, INC.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                November 13, 2003

     This Proxy Statement is being furnished to stockholders of record of The BISYS Group, Inc. ("BISYS" or the "Company") as of September 19, 2003 (the "Record Date") in connection with the solicitation by the Board of Directors of BISYS of proxies for the 2003 Annual Meeting of Stockholders (the "Annual Meeting") to be held at Club 101, located at 101 Park Avenue, New York, New York 10016, on November 13, 2003 at 9:00 a.m., local time, and at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is October 16, 2003.

     As of the Record Date, the Company had outstanding 120,741,555 shares of Common Stock, $.02 par value ("Common Stock"). Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters presented at the Annual Meeting. A majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present. Directors are elected by a plurality of votes cast. All other matters to properly come before the Annual Meeting require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote with respect to such matters. Abstentions and broker non-votes have no impact on the election of Directors except to reduce the number of votes for the nominee(s). With respect to all other proposals, abstentions as to particular proposals will have the same effect as votes against such proposals, whereas broker non-votes are not counted as votes and are not included in calculating the number of votes necessary for approval.

     If your shares are registered in your name, you are considered a stockholder of record and, accordingly, you are receiving these proxy materials for your consideration. Stockholders of record may vote in person at the Annual Meeting or give their proxy to be voted at the Annual Meeting by completing and mailing the enclosed proxy card or over the Internet. If you are a stockholder of record and you would like to vote by using the Internet, please refer to the specific instructions contained in the enclosed proxy card.

     If you hold your shares through a broker, bank or other nominee (i.e., in "street name"), you are considered the beneficial owner of those shares and you will receive proxy materials from those entities. In such case, your broker or bank will provide a voting instruction card with your proxy materials, which you should follow to vote. Beneficial owners of shares who wish to vote at the Annual Meeting must obtain a legal proxy from their broker or bank and present it at the Annual Meeting. The availability of Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Please refer to your voting instruction card.

     If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of the following ways:

     (1)  by notifying any of the named proxies in writing;
     (2)  by delivering a duly executed proxy bearing a later date;
     (3) by properly submitting a new timely and valid proxy via the Internet after the date of the revoked proxy; or
     (4)  by voting in person at the Annual Meeting.

     You will not revoke a proxy previously given merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above. If you hold your shares in a brokerage or other account, you many submit new voting instructions by contacting your broker, bank or nominee.

     Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election as Directors named below and for the other proposals referred to below. If any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote such shares in accordance with their own judgment.

1. ELECTION OF DIRECTORS

     There are eight nominees standing for election to the Board at the Annual Meeting for terms expiring at the 2004 Annual Meeting. Seven of the nominees are current Directors. All of the nominees, other than Mr. Mangum (former Chief Executive Officer through December 31, 2002) and Mr. Sheehan (current Chief Executive Officer) are "independent", as defined under the New York Stock Exchange Listing Standards. There are presently nine Directors serving on the Board of Directors. The Board does not intend to fill the additional seat on the Board at the Annual Meeting but intends to fill that seat when the Nominating and Governance Committee has identified and recommended a suitable candidate. Directors elected at the Annual Meeting will serve until their respective successors are duly elected and qualified.

     Two of the Company's Directors during fiscal year 2003 are not standing for re-election for another term. Mr. Jay DeDapper has elected to retire from the Board for health reasons upon the election of the new Directors at the Annual Meeting. Mr. DeDapper has served as a Director of the Company since 1989, the year the Company was founded. The Board extends its special thanks and appreciation to Mr. DeDapper for his 14 years of dedicated service to the Board and to the Company and is pleased that Mr. DeDapper has accepted its invitation to serve as a non-voting, advisory Director Emeritus. Mr. John Lyons also has elected to retire from the Board due to the pressing demand of other business obligations, and his term will expire upon the election of new Directors at the Annual Meeting. Mr. Lyons has served as a Director since 1992, the year the Company became a public company. The Board also extends its special thanks and appreciation to Mr. Lyons for his many years of dedicated service to the Board and the Company.

     Mr. McInerney, a long-term Director of the Company who has served as a Director since the Company was formed in 1989, originally anticipated retiring from the Board and not standing for re-election at the Annual Meeting. To preserve Board continuity, at the Board's request Mr. McInerney agreed to serve an additional term. He also agreed to chair the special committee of the Board to seek a new Chief Executive Officer to succeed Mr. Sheehan, who ultimately needs to step down as Chief Executive Officer for health reasons.

     Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the nominees for the Board of Directors named below. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares of Common Stock covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

Nominees for Election as Director

Name                  Principal Occupation                                              Served as Director Since
----                  --------------------                                              ------------------------
Lynn J. Mangum        Chairman of the Board                                                   1989

Denis A. Bovin        Vice Chairman - Investment Banking, and Senior Managing                 2001
                      Director, Bear Stearns & Co. Inc., a financial services firm

Robert J. Casale      Until retirement, Group President, Brokerage Information                1997
                      Services, Automatic Data Processing, Inc., a financial services processing firm

Thomas A. Cooper      Chairman, TAC Associates, a financial advisory and                      1997
                      investment firm

Paula G. McInerney    Until retirement, Chief Operating Officer of Oppenheimer Funds          New Nominee

Thomas E. McInerney   General Partner of Welsh, Carson, Anderson & Stowe, a                   1989
                      New York investment firm

Joseph J. Melone      Until retirement, President and Chief Executive Officer,                1999
                      The Equitable Cos., Inc., a financial services company

Dennis R. Sheehan     President and Chief Executive Officer of the Company                    2002

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to each of the nominees for the office of Director and each other executive officer of BISYS:

     Mr. Mangum, 61, has served as a Director and as Chairman of the Board of the Company since it was founded in August 1989. He also served as Chief Executive Officer of the Company since it was founded through December 31, 2002. Prior to August 1989, he served as a Corporate Vice President of Automatic Data Processing, Inc. ("ADP") and as Division President of ADP's Employer Services National Accounts Division since December 1988. Prior thereto, he served for 22 years in various capacities in ADP's Financial Services Group including, among other positions, Division President of the predecessor company of the Company since 1983.

     Mr. Bovin, 55, joined the Company as a Director in June 2001. Mr. Bovin is Vice Chairman - Investment Banking, and Senior Managing Director, of Bear Stearns & Co. Inc., a financial services firm. Prior to joining Bear Stearns in 1992, Mr. Bovin spent more than two decades at Salomon Brothers Inc. and headed that firm's Investment Banking Corporate Coverage and Capital Markets Divisions after previously heading the firm's Communications and Technology Group. He is a member of the Board of Directors of Bear Stearns & Co.

     Mr. Casale, 64, has served as a Director of the Company since 1997. Mr. Casale is the former Group President, Brokerage Information Services, of ADP, a position in which he served from 1988 to 1998. His experience also includes serving as Managing Director, Mergers & Acquisitions/Corporate Finance of the High Technology Group of Kidder, Peabody & Co. and more than 10 years in various executive positions with AT&T, including President-elect of AT&T's Special Markets Group, responsible for major joint ventures and partnerships. He is a member of the Board of Directors of EasyLink Services, a public company provider of services to facilitate the electronic exchange of certain information, Wall Street Access, a privately held New York Stock Exchange member firm, and Northeast Securities, also a privately held New York Stock Exchange member firm.

     Mr. Cooper, 67, has served as a Director of the Company since 1997. Mr. Cooper is and has been Chairman of TAC Associates, a financial advisory and investment firm, since 1996, and Chairman of Flatiron Credit Company, a finance company, since 1997. He previously served since its formation and until 1996 as Chairman of TAC Bancshares, Inc., a holding company formed in 1991 to acquire and operate financial service institutions. He is a member of the Board of Directors of Renaissance Reinsurance, a publicly held reinsurance company.

     Mrs. McInerney, 54, is a nominee to the Board of Directors. Mrs. McInerney has been a private investor in a number of private companies that provide various financial services since her retirement in 1998 as Chief Operating Officer of the Oppenheimer Funds. Mrs. McInerney's career includes 15 years in various operations positions for financial services companies, including Dean Witter Reynolds (1983-1985), Fidelity Investments (1985-1990), Bankers Trust (1990-1995), and the Oppenheimer Funds (1995-1998). She is the spouse of Thomas McInerney, a Director of the Company and a nominee for re-election.

     Mr. McInerney, 62, has served as a Director of the Company since 1989. Mr. McInerney is, and has been since 1987, a general partner of Welsh, Carson, Anderson & Stowe, a private equity investor specializing in the information processing and healthcare industries, and is a general partner of the respective sole general partners of its associated limited partnerships. He is a Director of the following publicly held companies: Centennial Communications Corporation, a provider of voice and data communications services; Savvis Communications Corp., an international network services provider; and ITC^DeltaCom, Inc., a provider of voice and data telecommunications services. He is also a Director of several private companies. He is the spouse of Paula McInerney, a nominee for election to the Board of Directors.

     Mr. Melone, 72, has served as a Director of the Company since August 1999. He retired as President and Chief Executive Officer of The Equitable Cos., Inc. in 1998, a position in which he served since 1996. He served from 1992 through 1995 as President and Chief Operating Officer of The Equitable upon its formation in 1992 after having served two years in the same position for its principal insurance subsidiary, The Equitable Life Assurance Society of the United States. Prior to joining The Equitable, Mr. Melone served as President of The Prudential Insurance Company of America. He is a member of the Board of Directors of Foster Wheeler Corporation, a publicly held engineering and construction company. He also serves as Chairman of the Board of Horace Mann Educators Corp., a publicly held insurance company.

     Dennis R. Sheehan, 48, serves as President and Chief Executive Officer of the Company. He was promoted to this position in January 2003, after serving as President and Chief Operating Officer since August 2001 and as Executive Vice President, Chief Financial Officer and Treasurer of the Company since 1998. Prior to that time he served as Senior Vice President, Finance of the Company, since 1997. He served in a similar position within the BISYS organization since joining the Company in March 1995 in connection with the acquisition of Concord Holding Corporation, an investment services public company, where he had served since 1992 in various executive officer positions, including Executive Vice President and Chief Financial Officer. The Board appointed Mr. Sheehan as a Director in November 2002.

     Mr. Sheehan has announced that ultimately he will need to step down as President and Chief Executive Officer because of an accident that has resulted in a medical condition that prevents him from serving long-term as Chief Executive Officer of the Company. Although the medical condition is not life threatening, and has not and does not affect his ability to perform the day-to-day responsibilities of his position, his doctors advised him that continuing an extended career as a senior executive of a public company with the related high degree of stress would not be in his long-term best interests. The Board has formed a special committee of Directors, comprised of Messrs. Mangum, Bovin and McInerney (Chairman), to seek a successor to Mr. Sheehan. The Committee has engaged Korn/Ferry International to assist it in the executive search process. Mr. Sheehan and he will step down as President and Chief Executive Officer and as a Director of the Company at the time his successor joins the Company. He has agreed to serve in a transitional role for at least six months following the start date of the new Chief Executive Officer.

Director Compensation

     Each Director is elected annually and holds office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. Each non-employee Director (i.e., each Director other than Messrs. Mangum and Sheehan) receives a $25,000 annual retainer and a $1,000 fee for personal attendance at each meeting, including committee meetings held other than on the same day as a Board meeting. Messrs. Mangum and Sheehan do not receive any compensation for services as a Director. Each non-employee Director also receives certain stock options to purchase shares of Common Stock of the Company in consideration of their services as a Director. Pursuant to the Company's Non-Employee Directors' Stock Option Plan, each non-employee Director elected at the 1997 Annual Meeting of Stockholders or initially elected at an Annual Meeting of Stockholders thereafter, was granted an option upon such election to purchase 25,000 shares of Common Stock of the Company at the fair market value of a share of Common Stock on the date of grant.

     Accordingly, at the 1997 Annual Meeting of Stockholders Messrs. Casale, Cooper and McInerney were each granted an option to purchase 25,000 shares of Common Stock at an exercise price of $30.25 per share. Mr. Melone was granted an option to purchase 25,000 shares of Common Stock of the Company at an exercise price of $54.50 per share upon his election at the 1999 Annual Meeting of Stockholders, and Mr. Bovin was granted an option to purchase 25,000 shares of Common Stock of the Company at an exercise price of $53.32 per share upon his election at the 2001 Annual Meeting of Stockholders. These options and their exercise prices have since been adjusted for the 2-for-1 stock splits of the Company's Common Stock that occurred in October 2000 and February 2002, respectively (the "Stock Splits"). Each such option vests 20% on the date of grant and 20% upon such Director's re-election by stockholders at each subsequent Annual Meeting of Stockholders until such option is fully vested. Each such option is exercisable to the extent vested. A new stock option for an additional 25,000 shares of Common Stock is granted to a non-employee Director upon re-election at the next Annual Meeting of Stockholders following the Annual Meeting at which any prior option becomes fully vested. Options granted at the 1997 Annual Meeting of Stockholders to Messrs. Casale, Cooper and McInerney became fully vested upon their re-election at the 2001 Annual Meeting of Stockholders. Accordingly, Messrs. Casale, Cooper and McInerney were each granted an option to purchase 25,000 shares of Common Stock of the Company upon their re-election to the Board of Directors at the 2002 Annual Meeting. All stock options under the Non-Employee Directors' Plan are granted at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. After giving effect to the Stock Splits, a total of 1,100,000 shares of Common Stock are authorized and reserved for issuance in connection with the grant of options under the Non-Employee Directors' Stock Option Plan, of which 167,400 shares are currently available for future option grants.

Committees and Meetings

     There are three standing committees of the Board of Directors: (i) the Audit Committee, whose current members are Messrs. DeDapper (Chairman), Cooper and Melone, (ii) the Compensation Committee, whose current members are Messrs. Lyons (Chairman), Casale and Melone, and (iii) the Nominating and Governance Committee, whose current members are Messrs. Bovin (Chairman), McInerney and Melone. Each of these Committees has adopted a written charter. Following the Annual Meeting, and assuming the election of each of the nominees as a Director of the Company, the Board intends to appoint Mrs. McInerney as a member of the Audit Committee, Mr. Cooper as Chairman of the Audit Committee, and Mr. Casale as Chairman of the Compensation Committee.

     During fiscal 2003, the Audit Committee held five meetings plus quarterly conference calls to review earnings prior to the release of earnings, the Compensation Committee held six meetings, and the Nominating and Governance Committee held one formal meeting and several informal telephonic meetings. The Board of Directors held four meetings during fiscal 2003. All of the Directors attended at least 75% of the meetings of the Board of Directors and all Committees on which they served during fiscal 2003.

     The Audit Committee is appointed by the Board of Directors to assist it in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements. The Committee's authority and responsibilities include the sole authority to appoint or replace the independent auditor and to approve all audit engagement fees and terms and all significant non-audit engagements with the independent auditor. Each of the members of the Audit Committee is "independent" as defined by the New York Stock Exchange Listing Standards.

     The Compensation Committee is appointed by the Board of Directors to discharge the Board's responsibilities relating to compensation of the Company's Directors and executive officers. The Committee has overall responsibility for approving and evaluating the Director and executive officer compensation plans, policies and programs of the Company. The Compensation Committee is also responsible to prepare and present its annual report on executive compensation included later in this proxy statement. The Committee's authority and responsibilities include the sole authority to determine CEO compensation, and to retain and terminate any compensation consultant to be used to assist in the evaluation of Director, CEO or executive officer compensation and to determine the terms of any such engagement.

     The Nominating and Governance Committee is appointed by the Board of Directors to (1) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the Director nominees for the next annual meeting of stockholders, (2) recommend to the Board of Directors the Corporate Governance Guidelines applicable to the Company, (3) lead the Board in an annual review of the Board's performance, and (4) recommend to the Board of Directors Director nominees for each standing Committee.

     The Nominating and Governance Committee will consider nominees recommended by stockholders for election as Directors of the Company at a future Annual Meeting of Stockholders, but does not solicit such recommendations. In order to receive consideration, all such recommendations must be in writing addressed to the Chairman of the Nominating and Governance Committee, c/o the Secretary of the Company, 90 Park Avenue, New York, New York 10016. Each such recommendation must include a reasonable amount of biographical information about the person recommended, contain a statement as to why the stockholder believes such person to be well qualified to serve as a Director, contain the written consent of the proposed nominee to the submission of such information and such recommendation, and be received by the Secretary of the Company no later than the May 1 preceding the Annual Meeting of Stockholders for which such person's election is recommended.

Other Executive Officers

     Kevin J. Dell, 47, serves as Executive Vice President, General Counsel and Secretary. He joined the Company as Vice President, General Counsel and Secretary in 1996 and became a Senior Vice President in 1998 and an Executive Vice President in 1999.

     James L. Fox, 51, serves as Executive Vice President, Chief Financial Officer. He joined the Company in April 2003 as President of the BISYS Fund Services division, and was promoted to his current position in September 2003. Prior to joining the Company, Mr. Fox served from 2001 to April 2003 as President and Chief Executive Officer of govONE Solutions, a provider of electronic government payment services and a subsidiary of First Data Corporation. Prior to joining govONE Solutions, Mr. Fox served from July 2000 until August 2001 as Vice President and Chief Financial Officer of Gomez, Inc., a research and consulting company specializing in Internet technologies. From December 1999 until joining Gomez, Inc. in July 2000, Mr. Fox served as Vice Chairman of PFPC Inc., the mutual fund services company of PNC Financial Services Group, Inc., following the acquisition of the Investor Services Group of First Data Corporation by PFPC Inc. in December 1999. Prior to that acquisition, Mr. Fox had a twelve-year career with the Investor Services Group of First Data Corporation, a provider of processing and mutual fund and retirement services for mutual fund complexes, banks, insurance companies and investment advisory firms, including President and Chief Executive Officer
(1999) and Chief Operating Officer (1997-1999). He is a Director of Rock of Ages Corporation, a public company and an integrated granite quarrier, manufacturer and retailer of finished granite memorials.

     J. Robert Jones, 50, serves as Executive Vice President, Business Development. Mr. Jones joined the Company in 1989 as Vice President, Sales and Marketing. He became Senior Vice President, Business Development in 1996 and was elected to his current position in 1998.

     William W. Neville, 49, serves as Executive Vice President and Group President, Information Services, a position to which he was promoted in September 2000. He joined the Company in 1992 as Senior Vice President/General Manager Sales, Eastern Region of the Banking Solutions division, and was promoted in 1997 to President of the Banking Solutions division.

     Mark J. Rybarczyk, 48, serves as Executive Vice President, Human Resources. Mr. Rybarczyk joined the Company at the time of its formation in 1989 as Vice President, Human Resources. He became a Senior Vice President in 1993 and an Executive Vice President in 1998.

     Jose S. Suquet, 47, serves as Executive Vice President and Group President, Insurance and Education Services. He joined the Company in his current position in April 2003 after a twenty-two year career from 1979 through 2001 with AXA Financial, Inc., a holding company for Equitable Life (an insurance company), and other affiliated companies, where he held a number of executive positions, including Senior Executive Vice President and Chief Distribution Officer from 1998 through 2001. During the two years prior to joining the Company, he served as principal of Suquet Ventures, Inc., an independent consulting company.

     William J. Tomko, 45, serves as Executive Vice President and Group President, Investment Services, a position to which he was promoted in September 2000. He previously served as President of the BISYS Fund Services division since 1999 and served in various other senior management and executive officer positions with that division since joining BISYS in 1993 following its acquisition of the Winsbury Group, an investment services firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3, 4 and 5 submitted to the Company during and with respect to fiscal 2003, all statements of beneficial ownership that were required to be filed with the Securities and Exchange Commission (the "Commission") were timely filed, except that the Form 4 filings disclosing the automatic grant of stock options to purchase 25,000 shares of Common Stock at an exercise price of $18.02 (the fair market value as of the date of grant) pursuant to the Company's Non-Employee Directors' Stock Option Plan to Messrs. Casale, Cooper and McInerney upon their re-election to the Board on Novemb er 14, 2002, were not made until March 4, 2003 due to an inadvertent omission.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, based on the most recent filings made on Schedule 13G with the Commission with respect to the shares of Common Stock beneficially owned by stockholders reporting ownership of more than 5% of the shares of Common Stock issued and outstanding as of such filing:

Beneficial Owner                           Number of Shares Beneficially Owned    Percent of Class
----------------                           -----------------------------------    ----------------
Massachusetts Financial Services Company              12,844,542(1)                    10.6%
500 Boylston Street, 15th floor
Boston, MA 02116

T. Rowe Price Associates, Inc.                        12,156,400(2)                    10.0%
100 East Pratt Street
Baltimore, Maryland 21202

Putnam LLC (d/b/a Putnam Investments)                  6,712,068(3)                     5.5%
One Post Office Square
Boston, MA 02109

(1) Based on its filing dated February 20, 2003. The stockholder has sole investment power with respect to the shares shown as beneficially owned by it, and sole voting power with respect to 12,570,022 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

(2) Based on its filing dated September 10, 2003. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The stockholder has sole investment power with respect to all of the shares shown as beneficially owned by it, and sole voting power with respect to 2,117,700 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

(3) Based on its filing dated February 5, 2003 filing. The stockholder has shared investment power with respect to the shares shown as beneficially owned by it, and shared voting power with respect to 559,603 shares and no voting power with respect to the remaining shares shown as beneficially owned by it.

     The following table sets forth, as of the September 19, 2003 record date, certain information with respect to the shares of Common Stock beneficially owned by (i) each Director and nominee, (ii) each of the persons for whom compensation information is disclosed below under the heading "Executive Compensation," and (iii) all the Company's Directors and executive officers as a group.

---------------------------------------------------------------------------------------------------------
                                                                            Number of Exercisable Stock
                                   Number of Shares            Percent of   Options Included in Number of
Beneficial Owner                   Beneficially Owned (1)(2)      Class     Shares Beneficially Owned (2)
---------------------------------------------------------------------------------------------------------
Lynn J. Mangum                           2,039,033 (3)             1.7%                         1,154,660
---------------------------------------------------------------------------------------------------------
Denis A. Bovin                              30,600                   *                             30,000
---------------------------------------------------------------------------------------------------------
Robert J. Casale                            30,000                   *                             30,000
---------------------------------------------------------------------------------------------------------
Thomas A. Cooper                           131,200                   *                             42,475
---------------------------------------------------------------------------------------------------------
Jay W. DeDapper                             56,600                   *                             54,600
---------------------------------------------------------------------------------------------------------
John J. Lyons                              125,400                   *                            107,646
---------------------------------------------------------------------------------------------------------
Paula G. McInerney                               0                   *                             25,000
---------------------------------------------------------------------------------------------------------
Thomas E. McInerney                         86,492                   *                             10,000
---------------------------------------------------------------------------------------------------------
Joseph J. Melone                           108,000                   *                            100,000
---------------------------------------------------------------------------------------------------------
Dennis R. Sheehan                          911,645                   *                            609,950
---------------------------------------------------------------------------------------------------------
Andrew C. Corbin                            87,381                   *                             64,728
---------------------------------------------------------------------------------------------------------
William W. Neville                         249,565                   *                            236,784
---------------------------------------------------------------------------------------------------------
J. Robert Jones                            941,205 (4)               *                            451,152
---------------------------------------------------------------------------------------------------------
William J. Tomko                           151,781                   *                            143,725
---------------------------------------------------------------------------------------------------------
All Directors and executive
officers as a group (16 persons)         6,323,049                 5.2%                         2,628,892
---------------------------------------------------------------------------------------------------------

*    Less than 1%

(1) Each person has sole voting and investment power with respect to the shares shown as beneficially owned. Assumes election of nominees for Director and the resulting grant and vesting of stock options granted and to be granted pursuant to the Company's Non-Employee Directors' Stock Option Plan. For Messrs. Mangum, Sheehan, Jones, Neville and Tomko, the number of shares beneficially owned does not include the portion of their deferred compensation designated for investment in shares of Common Stock under the Company's Deferred Compensation Plan. These shares are not beneficially owned until issued upon distribution in accordance with that Plan. As of September 19, 2003, the number of vested shares of Common Stock representing deferred compensation designated for investment in Common Stock by each such person is as follows: Mr. Mangum (78,896); Mr. Sheehan (12,828); Mr. Jones (57,824); Mr. Neville (5,509); and Mr. Tomko (12,899).

(2) Includes shares issuable upon the exercise of stock options exercisable as of November 18, 2003 (60 days after the record date for the Annual Meeting). The number of shares shown in this column also assumes the reelection of Messrs. Bovin, Casale, Cooper, McInerney and Melone as Directors and the resulting additional vesting of previously granted stock options and the election of Mrs. McInerney as a Director and the resulting grant of options to her pursuant to the Company's Non-Employee Directors' Stock Option Plan.

(3) Includes 320,000 shares pledged to a securities broker pursuant to a pre-paid forward contract.

(4) Includes 150,000 shares pledged to a securities broker pursuant to a pre-paid forward contract.

EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended June 30, 2003, 2002, and 2001, certain compensation information as to Messrs. Mangum and Sheehan (who each served as Chief Executive Officer during a portion of fiscal 2003), and each of the four next most highly compensated executive officers of the Company serving as executive officers at June 30, 2003 ("Named Executive Officers").

----------------------------------------------------------------------------------------------------------
                                        Annual Compensation   Long Term Compensation Awards
----------------------------------------------------------------------------------------------------------
              (a)                (b)       (c)        (d)                   (g)                    (i)
----------------------------------------------------------------------------------------------------------
                                                                        Securities
                                                                    Underlying Options/        All Other
Name and Principal Position     Year   Salary ($)  Bonus ($)           SARs (#) (1)          Compensation
                                                                Annual    Reload    Total       ($) (2)
----------------------------------------------------------------------------------------------------------
Lynn J. Mangum                  2003    833,654           0    100,000         0   100,000      414,085
Chairman of the Board and       2002    735,577     900,000    100,000   105,151   205,151      500,818
Chief Executive Officer         2001    661,808     756,000     90,000   332,635   422,635      708,411
----------------------------------------------------------------------------------------------------------
Dennis R. Sheehan               2003    504,808           0    180,000    71,210   251,210       80,887
President and                   2002    406,359     480,000     65,000    59,662   124,662       83,653
Chief Executive Officer         2001    337,750     350,000     50,000    85,341   135,341      125,996
----------------------------------------------------------------------------------------------------------
Andrew C. Corbin (3)            2003    302,308     175,000     40,000     9,208    49,208       86,906
Former Executive Vice           2002    256,539     270,000     20,000     3,528    23,528        8,478
President and Chief Financial   2001    161,490     100,000     17,500         0    17,500       10,783
Officer
----------------------------------------------------------------------------------------------------------
William W. Neville              2003    349,231     180,000     40,000         0    40,000       22,481
Executive Vice President        2002    319,231     240,000     40,000         0    40,000       12,705
Group President,                2001    279,038     230,000     30,000         0    30,000       11,739
Information Services
----------------------------------------------------------------------------------------------------------
J. Robert Jones                 2003    334,231           0     50,000         0    50,000      166,000
Executive Vice President,       2002    306,154     375,000     50,000    34,861    84,861      197,299
Business Development            2001    284,346     340,000     40,000    96,845   136,845      293,754
----------------------------------------------------------------------------------------------------------
William J. Tomko                2003    378,269      35,000     40,000    11,725    51,725       29,018
Executive Vice President        2002    345,192     235,000     40,000         0    40,000       16,604
Group President,                2001    313,461     210,000     30,000     1,528    31,528       16,524
Investment Services
----------------------------------------------------------------------------------------------------------

(1) The number of options shown for each fiscal year reflects the actual number of total options granted (annual grants and reload grants) during such fiscal year as of the date of grant and does not reflect the 2-for-1 stock splits of the Common Stock in October 2000 and February 2002. The number of stock options and exercise price for stock options granted in fiscal 2003 is set forth below under the heading "Stock Options Granted in Fiscal 2003."

(2) For fiscal years 2001, 2002 and 2003 includes (i) the Company's matching contribution under the Company's 401(k) Plan as follows: Mr. Mangum ($5,250; $5,500 and $6,000); Mr. Sheehan ($6,225; $5,500 and $6,000); Mr.
     Corbin ($5,853; $8,010 and $5,101); Mr. Neville ($6,355; $5,550 and
     $5,801); Mr. Jones ($5,700; $5,500 and $5,955); and Mr. Tomko ($6,187;
     $5,562 and $5,940); (ii) the economic value of a "split dollar" life insurance policy as follows: Mr. Mangum ($4,668; $5,357 and $5,167); Mr. Sheehan ($923; $1,030 and $1,014); Mr. Corbin (n/a; $468
     and $633); Mr. Neville ($1,008; $1,155 and $1,156); Mr. Jones ($1,106;
     $1,284 and $1,495); and Mr. Tomko ($336; $1,042 and $1,220); (iii) the
     value of the Company's matching contribution under the Company's voluntary executive deferred compensation plan as follows: Mr. Mangum ($36,500; $47,800 and $67,500); Mr. Sheehan ($ 7,875; $8,750 and $12,000); Mr. Corbin
     ($0; $0 and $0); Mr. Neville ($4,376; $6,000 and $6,000); Mr. Jones
     ($30,000; $32,500 and $35,750); and Mr. Tomko ($10,000; $10,000 and
     $10,000); and (iv) a bonus estimated to cover the interest payable on a loan made to certain of the Named Executive Officers in 1999 to pay the exercise price of certain stock options and related income taxes, grossed up to cover the income taxes payable in respect of such bonus as follows:
     Mr. Mangum ($661,993; $442,161 and $335,419); Mr. Sheehan ($110,973;
     $68,373 and 61,873); and Mr. Jones ($256,948; $157,965 and $122,801).

(3) Mr. Corbin became an executive officer in August 2002 and resigned as an executive officer effective September 26, 2003.

                      STOCK OPTIONS GRANTED IN FISCAL 2003

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended June 30, 2003. The per share exercise price for all options is the last sale price as reported by the New York Stock Exchange on the trading day immediately prior to the option grant. The first grant shown for each named Executive Officer represents the annual grant under the Company's stock option plans. The remaining options were granted under the Company's reload program (designated by the letter "R") in connection with the exercise of previously granted vested options. Under this program, option holders may use BISYS common stock to pay the exercise price of their options and have shares otherwise issuable upon such exercise to be withheld for the payment of income taxes due as a result of the exercise. They then receive a new reload option to make up for the shares they used to exercise the option or had withheld to pay applicable withholding taxes. Reload options maintain the option holder's commitment to BISYS by maintaining as closely as possible the holder's aggregate net equity position - the sum of shares owned and shares subject to option. The issuance of a reload option is not a new discretionary grant by BISYS. Rather, the issuance results from rights granted to the option holder pursuant to the reload program as part of the initial option grant. Reload options vest and become exercisable six months after their date of grant. The expiration date of the reload option is the same as that of the initial underlying stock option grant.

Option/SAR Grants in Last Fiscal Year

=======================================================================================================
                      Number of      % of Total                              Potential Realizable Value
                     Securities     Options/SARs     Exercise                at Assumed Annual Rates of
                     Underlying       Granted        or base                  Stock Price Appreciation
                    Options/SARs    to Employees      Price     Expiration         for Option Term
Name                  Granted      in Fiscal Year     ($/Sh)       Date       5% ($) (1)   10% ($) (1)
-------------------------------------------------------------------------------------------------------
Lynn J. Mangum        100,000           4.89          25.45      8/15/2012    1,600,537     4,056,075
-------------------------------------------------------------------------------------------------------
Dennis R. Sheehan     100,000           4.89          16.70      5/27/2013    1,050,254     2,661,550
                        5,493 R         0.27          25.15     11/14/2006       29,772        64,115
                       24,747 R         1.21          25.15      2/26/2008      171,954       379,974
                       17,149 R         0.84          25.15      8/20/2008      146,682       332,772
                       23,821 R         1.16          25.15      8/20/2009      243,893       568,375
                       80,000           3.91          25.45      8/15/2012    1,280,429     3,244,860
-------------------------------------------------------------------------------------------------------
Andrew C. Corbin       40,000           1.95          25.45      8/15/2012      640,215     1,622,430
                        4,814 R         0.24          26.43      8/17/2010       60,749       145,503
                        4,394 R         0.21          26.52      8/20/2009       47,439       110,553
-------------------------------------------------------------------------------------------------------
William W. Neville     40,000           1.95          25.45      8/15/2012      640,215     1,622,430
-------------------------------------------------------------------------------------------------------
J. Robert Jones        50,000           2.44          25.45      8/15/2012      800,268     2,028,037
-------------------------------------------------------------------------------------------------------
William J. Tomko       40,000           1.95          25.45      8/15/2012      640,215     1,622,430
                        4,762 R         0.23          31.25       4/172007       41,114        90,852
                        1,626 R         0.08          31.25     11/13/2007       14,039        31,022
                        5,337 R         0.26          31.25     11/16/2008       56,722       128,682
=======================================================================================================

(1) The dollar amounts under these columns are based on the assumed appreciation rates of 5% and 10%. These amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended June 30, 2003 and unexercised options held at the end of the fiscal year based on the last sale price of a share of Common Stock on June 29, 2003 (the last trading day of the fiscal year) of $18.37.

====================================================================================================
                      Shares                     Number of Securities
                     Acquired                   Underlying Unexercised       Value of Unexercised
                       on                            Options/SARs           In-the-Money Options at
Name                 Exercise       Value        at Fiscal Year End (#)       Fiscal Year End ($)
                       (#)      Realized ($)   Exercisable/Unexercisable   Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------
Lynn J. Mangum        11,832      111,879          897,660    148,784        1,293,531   1,578,482
----------------------------------------------------------------------------------------------------
Dennis R. Sheehan    100,556     1,441,694         471,650    492,000          930,015     931,741
----------------------------------------------------------------------------------------------------
Andrew C. Corbin      12,008       144,935          30,728    122,000           39,767     155,561
----------------------------------------------------------------------------------------------------
William W. Neville   103,124     1,610,360         148,784    240,000          616,157     531,744
----------------------------------------------------------------------------------------------------
J. Robert Jones            0             0         333,152    314,000          765,834     727,992
----------------------------------------------------------------------------------------------------
William J. Tomko      16,596       281,759          99,725    216,000          428,123     377,245
====================================================================================================

Equity Compensation Plan Information

     The following table shows certain information with respect to the Company's equity compensation plans as of June 30, 2003.

-----------------------------------------------------------------------------------------------------------
                                                                                  Number of securities
                                                                                  remaining available for
                            Number of securities to   Weighted-average exercise   future issuance under
                            be issued upon exercise   price of outstanding        equity compensation plans
                            of outstanding options,   options, warrants, and      (excluding securities
Plan Category               warrants, and rights      rights                      reflected in column (a))
                                       (a)                        (b)                        (c)
-----------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security               13,771,809                   $19.70                    8,190,282
holders
-----------------------------------------------------------------------------------------------------------
Equity compensation plans
not approved by security               33,247 (1)                  -                         27,407 (2)
holders
-----------------------------------------------------------------------------------------------------------
Total                               3,805,056                   $19.70                    8,217,689
-----------------------------------------------------------------------------------------------------------

(1) Represents shares of Common Stock contributed by the Company as matching employer contributions to the accounts of certain participants in the Company's voluntary executive deferred compensation plan ("Deferred Compensation Plan") and vested pursuant to the provisions of such plan, based on the participant's designated investment of deferred compensation in shares of Common Stock. The material features of the Deferred Compensation Plan are described in this proxy statement under the "EXECUTIVE COMPENSATION - Deferred Compensation Plan." The Deferred Compensation Plan is the only equity compensation plan of the Company not approved by security holders.

(2) Represents an estimate of the shares of Common Stock that may be contributed as matching employer contributions to the accounts of certain current participants in the Company's Deferred Compensation Plan based on designated investments of participant deferred compensation in shares of Common Stock and that may be vested over the next two years. The Deferred Compensation Plan does not limit the number of shares available for matching contributions.

Loans to Executive Officers

     The Board of Directors approved and the Company made loans to certain executive officers in November 1999 to assist them in exercising non-qualified stock options, retaining the underlying shares and paying the applicable taxes resulting from such exercises. These are the only loans made by the Company to executive officers, and no portion of the loans has been forgiven and no terms of the loans have been modified or amended since the date of such loans. The table below sets forth the loan principal for each officer and the number of shares acquired at the time of the loans using the loan proceeds to pay a portion of the exercise price and the applicable withholding taxes. A portion of the exercise price was paid using shares beneficially owned by the executive officer pursuant to the Company's reload program. Of the approximately $11.3 million in principal amount of the loans, approximately $6.8 million was used to pay the option exercise price. The remaining principal amount of approximately $4.5 million was used to pay withholding taxes resulting from the option exercises. Since the options exercised were non-qualified options, the resulting compensation expense was deductible by the Company for corporate income tax purposes. The loans are full recourse loans that are also secured by a pledge of certain shares of Common Stock acquired upon the exercise of the options. As of June 30, 2003, the pledged shares represented approximately 69% of the outstanding loan balances. The principal is repayable the later of five years from the date of the loan or the expiration date of the option exercised using such loan proceeds. Accordingly, portions of the loans are repayable from time to time by each of the executive officers commencing September 2004 and resulting in repayment in full not later than August 2007 for Messrs. Mangum, Jones and Rybarczyk and not later than February 2008 for Mr. Sheehan. The loans are also repayable within one year of the employee's death or termination of employment due to disability and within 30 days of voluntary resignation. The loans bear interest at 2.48%. The Board of Directors has authorized a payment to each loan recipient to cover the interest payable on the loans together with any additional individual income taxes, if any, incurred by such individual as a result of such payment to the extent that such income is not offset by the deductibility of the loan interest. The payment is grossed up to cover any additional taxes resulting from such payment. The dollar amount of these payments to each of the Named Executive Officers is included in the Executive Compensation table.

        ----------------------------------------------------------------
                                              Number of Shares of Common
        Name                Loan Principal        Stock Acquired  (1)
        ----------------------------------------------------------------
        Lynn J. Mangum        $5,636,968                181,407
        ----------------------------------------------------------------
        Dennis R. Sheehan     $  941,476                 32,228
        ----------------------------------------------------------------
        J. Robert Jones       $2,479,051                 91,583
        ----------------------------------------------------------------
        Mark J. Rybarczyk     $1,718,879                 52,702
        ----------------------------------------------------------------

(1) The number of shares shown reflects the actual number of shares acquired at such time and does not reflect the 2-for-1 stock splits in October 2000 and February 2002 effected after the acquisition of the shares by such executive officers.

Employment Agreements

     The Company does not have employment agreements with any of its executive officers but has entered into Key Executive Separation Agreements with its executive officers. The Agreements provide for certain lump sum severance payments in the event of termination other than for cause or following a change in control of the Company. For terminations other than for cause, the executive would receive one time (one and one-half times in the case of Messrs. Mangum and Sheehan) the sum of (i) his then current base salary and (ii) the greater of his then current fiscal year "at Plan" annual incentive target amount or the immediately prior year's annual incentive compensation settlement amount (such sum, prior to being multiplied, referred to as the "Applicable Severance Amount"). For terminations after a change in control, the executive would receive two times (three times in the case of Messrs. Mangum and Sheehan) his Applicable Severance Amount. In the event of a change in control of the Company, the executive may unilaterally terminate his employment with the Company for any reason during the first 12 months after the change in control and, under certain circums tances, during the 13th through 36th month after the change in control. In the event of such termination of employment, the executive officer would receive a lump sum severance payment equal to two times (three times in the case of Messrs. Mangum and Sheehan) his Applicable Severance Amount. The Agreement does not provide any guarantee of employment or any other terms and conditions of employment.

     Pursuant to the terms of their stock option agreements, in the event of a change in control of the Company, all options then granted to the executive officers of the Company become automatically vested, to the extent not previously vested, as of the effective date of such change in control.

     The Company entered into a Transition Services Agreement with Mr. Mangum as of October 30, 2002 in connection with the transition of the Chief Executive Officer role from Mr. Magnum to Mr. Sheehan effective January 1, 2003. The Agreement provides, among other things, for Mr. Mangum to continue as Chairman of the Board of Directors until August 31, 2004 and, during that period, to assist the Chief Executive Officer with various corporate activities, including strategic planning and overall guidance of the business. Mr. Mangum may continue as a Director and a nominee for re-election at the 2004 Annual Meeting by mutual agreement with the Board. Mr. Mangum will continue as an employee of the Company until his retirement at age 65 in 2007 at an annual base salary of $375,000. All of the outstanding stock options granted to Mr. Mangum shall vest, to the extent not vested, as of the date he ceases to be Chairman of the Board. Options with an exercise price less than $16.99 (the fair market value of a share of Common Stock as of the date of the Transition Services Agreement) will be exercisable for the 30-day period following that date. Options with an exercise price of $16.99 or more will be exercisable for their remaining terms.

     The Company also entered into a Transition Services Agreement with Mr. Sheehan as of October 6, 2003 in connection with the transition to a successor Chief Executive Officer as a result of a medical condition that prevents Mr. Sheehan from continuing long-term as Chief Executive Officer. The Agreement provides, among other things, for Mr. Sheehan to serve in a transitional role for the later of six months following the date the new Chief Executive Officer joins the Company and December 31, 2004, at which time his employment with the Company will end. During this transitional period, Mr. Sheehan will be paid at an annual rate of $1 million (an amount equal to his current annual base salary plus his fiscal 2004 target incentive compensation). He will also receive a separation payment at the same rate for the 12 months following the termination of his employment. Stock options previously granted to Mr. Sheehan with an exercise price less than $13.49 (the fair market value of a share of Common Stock as of the date of the Transition Services Agreement) will be exercisable in accordance with their terms (i.e., exercisable to the extent vested as of such date for the 30-day period following termination of employment). Stock options with an exercise price greater than $13.49 will vest in accordance with their five-year vesting schedule and will be exercisable until the earlier of the expiration of their term and March 31, 2009.

Deferred Compensation Plan

     Under the Company's Deferred Compensation Plan, certain management employees may elect, prior to the beginning of a year, to defer a portion of their annual compensation. Deferred amounts are invested at the election of the participant in Company common stock or other available investments. Certain participants, designated as "senior participants", who elect to invest deferred amounts in Common Stock are entitled to a matching contribution by the Company equal to a percentage of the deferred amounts determined by the Company. Matching contributions by the Company vest after a two-year period and are forfeited if the participant does not remain in the employ of the Company during the two-year period. The Company's deferred compensation obligations are payable in cash and Common Stock based on the cash balance in a participant's account and the share balance of any portion of the participant's account designated for investment in such shares. Deferred compensation obligations are payable to participants in a lump sum or in annual installments over a three, five, ten or fifteen-year period, as provided in the plan: (a) if the participant, upon termination of employment, has completed at least five years of service after becoming a participant and has either attained the age of 50 or completed ten years of service; (b) if the participant terminates employment because of disability; or (c) if the participant's employment is terminated (other than for cause) after a change of control of the Company, as provided in the plan.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors addresses all issues relating to executive officer compensation. The current members of the Compensation Committee are Messrs. Lyons (Chairman), Casale and Melone. Messrs. Casale and Melone are nominees for re-election to the Board of Directors. Mr. Lyons has elected not to stand for re-election due to the pressing demand of other business obligations and will retire as a Director upon the election of new Directors at the Annual Meeting. Following the Annual Meeting, the Board intends to appoint Mr. Casale as Chairman of the Committee. During fiscal 2003, Messrs. Lyons and Casale were the sole members of the Committee. The Committee approves base salary and incentive compensation plans for the Chief Executive Officer, all executive officers reporting to the Chief Executive Officer, and other senior executives with a base salary in excess of $500,000. The Compensation Committee also establishes stock option plan participation levels for all employees, including executive officers.

     The components of the Company's executive compensation program consist of base salary, annual cash incentive plans and stock options. The Company's executive compensation program is intended to provide executive officers with overall levels of compensation opportunity that are competitive within the information, investment, and insurance and education services industries, as well as within a broader spectrum of companies of comparable size and complexity. Competitive compensation information is determined from published sources as well as independent consultants. Annually, total compensation for executive officers is compared to a peer group of companies, many of which are in the peer group index used to measure and compare cumulative shareholder return on an investment in the Company's Common Stock under the heading "Performance Graph" included in this proxy statement. The Company's philosophy is to target base salary and incentive compensation for its executive officers at the median of this peer group, with actual total compensation falling above or below this target based on each executive's experience, time in position, skills and individual performance as well as the performance of the applicable business group and the Company as a whole. The Company's compensation program is structured and administered to support the Company's business mission and to generate favorable returns for its stockholders.

     The Committee's policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code is to qualify such compensation for deductibility wherever practicable. The Company's annual incentive plan for executive officers and its stock option plans have been approved by shareholders pursuant to the requirements of Section 162(m) of the Internal Revenue Code. In the event that any compensation payable to executives covered by Section 162(m) may not be deductible by the Company, the Committee may require that such compensation be deferred until such time as it would become deductible.

     Base Salary. Each executive officer's base salary is derived primarily through an analysis of appropriate industry and competitive labor markets for executive officer services, prepared at the direction of the Committee by the Company's Human Resources department with the advice of independent consultants. Other factors in formulating base salary recommendations include the level of an executive's compensation in relation to other executives in the Company with the same, more or less responsibilities, the performance of the particular executive's business unit or department in relation to established strategic plans, the Company's operating budget for the year and the overall financial and strategic performance of the Company compared to target objectives.

     Incentive Compensation Plan. For each executive officer, a cash incentive compensation plan is established at the beginning of each fiscal year in connection with the establishment of the Company's strategic plans and annual operating budgets. Each individual's plan typically establishes a range of minimum, "at Plan," and maximum incentive compensation and a number of performance objectives. The performance objectives typically include earnings per share growth, the financial performance of an executive's business unit, and various other measurable financial and non-financial objectives. Actual incentive compensation earned is determined following completion of the fiscal year based on performance compared to objectives. Incentive compensation in excess of the established range may be paid where the executive has achieved outstanding accomplishments during the fiscal year. The incentive compensation paid to the Named Executive Officers for fiscal 2003 performance is set forth in the Executive Compensation table. Incentive compensation paid to executive officers for fiscal 2003 performance was below the "at Plan" target for the year, given that that the Company did not meet its performance objectives.

     Stock Option Awards. The Company maintains stock option plans that are designed to align executive employees' and stockholders' interests in the enhancement of stockholder value. In formulating recommendations for stock option awards, the Compensation Committee evaluates the dilutive impact of additional stock options, the Company's overall financial performance for the year, the executive's performance during the prior fiscal year, the desirability of long-term service from an executive officer and the number of options held by such officer and the terms of those options as well as the number of options and the terms of the options held by other executives of the Company with the same, more, or less responsibility than the executive officer under consideration. To encourage long-term performance, stock options typically vest over a five-year period and remain exercisable for ten years. All stock option awards are subject to the execution of a restrictive covenant agreement by the optionee. All stock options awarded in fiscal 2003 were granted under the Company's 1999 Equity Participation Plan.

     CEO Compensation. Compensation for Mr. Mangum, who served as Chief Executive Officer during the first six months of fiscal year 2003, and for Mr. Sheehan, who served as Chief Executive Officer for the second six months of fiscal year 2003, was based on the same criteria used for executive officers generally, including an analysis of Chief Executive Officer compensation of comparable companies. Effective September 1, 2002, the Committee recommended and the Board of Directors approved an increase in Mr. Mangum's annual salary from $750,000 to $1 million and an increase in his target "at Plan" incentive compensation from $600,000 for fiscal 2002 to $700,000 for fiscal 2003. In deciding on the increase in total target compensation for fiscal 2003, the Committee considered Mr. Mangum's outstanding individual performance and contributions to the Company's sustained annual growth in revenue and earnings over the past several fiscal years and relative performance compared to its peer group of companies. Mr. Mangum's annual salary returned to the prior $750,000 level effective January 1, 2003 when Mr. Sheehan succeeded him as Chief Executive Officer. No incentive compensation was paid to Mr. Mangum for fiscal 2003, in light of the Company's financial performance for that period.

     Effective September 1, 2002, the Committee approved Mr. Sheehan's annual salary at $525,000 with a target "at Plan" incentive compensation of $375,000 for fiscal 2003. In consideration of his promotion to the position of Chief Executive Officer effective January 1, 2003, the Committee granted Mr. Sheehan stock options to purchase 100,000 shares of Common Stock at an exercise price of $16.70 (the fair market value of a share of Common Stock on the date of grant). No changes were made at that time to Mr. Sheehan's annual salary or target incentive compensation for fiscal 2003. No incentive compensation was paid to Mr. Sheehan for fiscal 2003, in light of the Company's financial performance for that period.

     As part of the Committee's annual grant of stock options to key contributors to the Company, in August 2002 Mr. Mangum was granted a stock option to purchase 100,000 shares of Common Stock, and Mr. Sheehan was granted a stock option to purchase 80,000 shares of Common Stock, at an exercise price of $25.45 per share, the fair market value of a share of Common Stock on the date of grant.

Submitted by the Compensation Committee                  John J. Lyons, Chairman
of the Board of Directors:                               Robert J. Casale

                             CERTAIN RELATIONSHIPS

     Mr. and Mrs. McInerney own indirectly in excess of ten percent of the outstanding equity interests in Matrix Settlement & Clearance Services LLC (Matrix). Matrix provides settlement and clearing services for trades made by participants in certain retirement plans for which BISYS Retirement Services is the record keeper. During fiscal year 2003, the Company paid Matrix approximately $3.3 million for such services, which amount represents in excess of five percent of Matrix's consolidated gross revenues for its last fiscal year. The Company anticipates that it will pay Matrix approximately $4.2 million for such services in fiscal year 2004, and anticipates that such amount will represent in excess of five percent of the consolidated gross revenues of Matrix for such period. The Board of Directors has reviewed the relationship and has determined that each of Mr. and Mrs. McInerney is an independent Director (as defined under the New York Stock Exchange Listing Standards), notwithstanding such relationship.

     Mr. Bovin, who became a Director of the Company in 2001, is Vice Chairman - Investment Banking, and Senior Managing Director, Bear Stearns & Co. Inc., a financial services firm that has been the Company's primary investment banking advisor for more than five years. The Company may engage Bear Stearns to provide financial advisory services in fiscal 2004 or in the future.

     Mrs. McInerney is the spouse of Mr. McInerney. Mr. McInerney is a Director and a nominee for re-election as a Director. Mrs. McInerney is a nominee for election as a Director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Lyons and Casale were the sole members of the Company's Compensation Committee during fiscal 2003. Each is an independent Director of the Company, as determined under the New York Stock Exchange Listing Standards, and neither is a current or former employee of the Company. Mr. Casale is a nominee standing for re-election to the Board. Mr. Lyons determined not to stand for re-election due to the demand of other business obligations. There were no Compensation Committee interlocks or insider participation during fiscal 2003.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change over the past five fiscal years in the cumulative shareholder return (assuming the reinvestment of dividends) of the Company's Common Stock with the cumulative total returns of both a broad equity market index (S&P MidCap 400 Index) and a peer group index (S&P 1500 Data Processing Service Index).

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
            AMONG THE BISYS GROUP, INC., THE S & P MIDCAP 400 INDEX
         AND THE S & P 1500 DATA PROCESSING & OUTSOURCED SERVICES INDEX

[LINE GRAPH REPRESENTATION OF DATA PROVIDED IN TABLE BELOW]

     Assumes $100 invested on June 30, 1998 in BISYS Common Stock and each of the broad market and published industry group indices.

------------------------------------------------------------------------------------------------
                                       6/30/98   6/30/99   6/30/00   6/30/01   6/30/02   6/30/03
------------------------------------------------------------------------------------------------
BISYS                                    $100      $143      $150      $288      $325      $179
------------------------------------------------------------------------------------------------
S&P MidCap 400 Index                     $100      $117      $137      $149      $142      $141
------------------------------------------------------------------------------------------------
S&P 1500 Data Processing Service Index   $100      $128      $144      $167      $148      $124
------------------------------------------------------------------------------------------------

     The above report of the Compensation Committee, including the Performance Graph, is not deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates such report or graph by reference.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of the Directors of the Company is comprised of three independent Directors and acts under a written charter approved by the Board of Directors. During fiscal year 2003, the members of the Committee were Messrs. DeDapper (Chairman), Cooper and Melone, each of whom is independent, as determined under the New York Stock Exchange Listing Standards. Messrs. Cooper and Melone are nominees for re-election to the Board of Directors. Mr. DeDapper has elected not to stand for re-election and to retire as a member of the Board of Directors upon the election of new Directors at the Annual Meeting. Following the Annual Meeting, and assuming the re-election of Messrs. Cooper and Melone and the election of Mrs. McInerney, the Board intends to appoint Mr. Cooper as the Chairman of the Committee and to appoint Mrs. McInerney as a member of the Committee.

     Management has primary responsibility for the Company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors.

     In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (PWC), the independent auditors. Management represented to the Committee that the Company's consolidated financial statements, set forth in the Company's 2003 Report to Stockholders and the Company's Annual Report on Form 10-K for the year ended June 30, 2003, were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the consolidated financial statements with management and PWC. The Audit Committee also discussed with PWC, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepting accounting principles, the matters required to be discussed by the Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2003, and filed with the Commission.

Submitted by the Audit Committee of the                Jay W. DeDapper, Chairman
Company's Board of Directors:                          Thomas A. Cooper
                                                       Joseph J. Melone

2.   APPROVAL OF THE 2004 EMPLOYEE STOCK PURCHASE PLAN

     On August 14, 2003, the Board of Directors of the Company adopted, subject to stockholder approval, The BISYS Group, Inc. 2004 Employee Stock Purchase Plan (the "2004 Plan"). Under the 2004 Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), options to purchase shares of Common Stock ("Employee Options") will be granted to eligible employees of the Company. The Board of Directors believes that the grant of Employee Options is an important incentive for attracting, retaining and motivating employees through the opportunity of equity participation. The 2004 Plan is intended to serve this function. A copy of the 2004 Plan is attached to this Proxy Statement as Exhibit
A. The principal features of the 2004 Plan are summarized below.

Vote Required for Approval

     The 2004 Plan will be submitted to stockholders for their approval at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the 2004 Plan.

     The Board of Directors unanimously recommends that stockholders vote "FOR" approval of the 2004 Plan.

Summary of the 2004 Plan

     An aggregate of 800,000 shares of Common Stock have been reserved for issuance upon the exercise of Employee Options granted under the 2004 Plan, subject to stockholder approval of the 2004 Plan. If approved by stockholders, the 2004 Plan will become effective on January 1, 2004. The 2004 Plan will terminate on December 31, 2004, unless terminated earlier by the Board of Directors. An estimated 5,000 employees, who are regularly scheduled to work for the Company, or its subsidiaries, at least 20 hours per week and who have completed one month of employment as of January 1, 2004 for the Company, or its subsidiaries, will be eligible to receive Employee Options. In addition, any persons who become employees of the Company during 2004 by virtue of a merger or acquisition (whether such transaction involves the acquisition of stock or assets, an "Acquisition") and who meet the remaining eligibility requirements ("Acquired Employees") will be eligible to be granted Employee Options as of the first day of the calendar quarter following such Acquisition. The maximum number of shares that may be purchased by any participant under the 2004 Plan will be equal to $25,000 divided by the fair market value of a share of Common Stock on the effective date of grant (i.e., the last sale price of the Common Stock on the New York Stock Exchange on the trading day immediately prior to the date of grant). No employee will be granted an Employee Option if (i) immediately after such grant such employee would own stock possessing 5% or more (including stock subject to outstanding options) of the total combined voting power or value of all classes of stock of the Company, or (ii) the exercise of such Employee Option would result in the employee acquiring a cumulative total of more than 2,500 shares of Common Stock under the 2004 Plan. In the event that any outstanding Employee Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Employee Option will be available for issuance under the 2004 Plan.

     Under the 2004 Plan, the exercise price of an Employee Option will be the lower of: (i) 85% of the fair market value of a share of Common Stock on January 1, 2004 (or, in the case of Acquired Employees, the fair market value of the Company's Common Stock on the effective date of grant, if higher) based upon the last sale price of a share of Common Stock on the New York Stock Exchange on the most recent prior trading day, or (ii) 85% of the fair market value of a share of Common Stock on December 31, 2004, based upon the last sale price of a share of Common Stock on the New York Stock Exchange on that date. All Employee Options will be considered exercised on December 31, 2004.

     The Compensation Committee of the Board of Directors will administer the 2004 Plan. The Committee's authority to administer the 2004 Plan includes the authority to (i) interpret the 2004 Plan and decide any matters arising thereunder, and (ii) adopt such rules and regulations consistent with the provisions of the 2004 Plan, as it may deem advisable to carry out the purposes of the 2004 Plan. The Company is responsible for all expenses and liabilities incurred by the Board of Directors or the Committee in administering the 2004 Plan.

     The 2004 Plan provides that Employee Options are not transferable other than by will or by the laws of descent and distribution, and during an optionee's lifetime an Employee Option is exercisable only by an optionee. In the event that after the adoption of the 2004 Plan the outstanding shares of the Company's Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the number of shares of Common Stock (and the exercise price per share) subject to the unexercised portion of any outstanding Employee Option and the number of shares for which Employee Options may be granted under the 2004 Plan will be appropriately adjusted (to the nearest possible full share) by the Board of Directors, and such adjustment shall be effective and binding for all purposes. Notwithstanding the foregoing, the Board may make such adjustment as it deems equitable in respect of outstanding Employee Options, including, without limitation, the revision or cancellation of any outstanding Employee Options, in the event of an offer to acquire the outstanding shares of the Company or a transaction involving the sale of all or substantially all of the assets of the Company.

     The market value of the Common Stock as of the close of business on September 19, 2003, as reflected by the last sale price of a share of Common Stock on the New York Stock Exchange, was $17.19 per share. The decision whether to participate in the 2004 Plan, and the extent of such participation, is in the discretion of each eligible employee and, thus, the amount of Employee Options to be granted is presently not determinable. To date, no Employee Options under the 2004 Plan have been granted.

Federal Income Tax Consequences

     The tax consequences of the Employee Options issuable under the 2004 Plan are complex. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Employee Options granted pursuant to the 2004 Plan are intended to qualify as options issued under an "employee stock purchase plan" within the meaning of
Section 423 of the Code. If an optionee makes no disposition of the shares acquired pursuant to the exercise of an Employee Option within two years from the date of grant of the option, then (i) such optionee will realize no taxable income as a result of the grant or exercise of such Employee Option, and (ii) on the subsequent disposition of the shares received upon exercise of the Employee Option or the death of the optionee, the optionee generally will realize ordinary compensation income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition or death over the exercise price, or (b) 15% of the fair market value of the shares at the time the Employee Option was granted. In the case of such a disposition, the optionee's basis in the shares will be increased by the amount of ordinary compensation so realized, with the result that the optionee generally will realize long-term capital gain or loss equal to the difference, if any, between the proceeds realized from the disposition over the sum of (x) the exercise price and (y) the amount of ordinary compensation income realized. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of the Employee Options, the transfer of shares upon their exercise or the disposition of those shares.

     If shares subject to an Employee Option are disposed of prior to the expiration of the above time periods, the optionee will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the fair market value of the shares on the date of exercise over the exercise price. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the Company reports the optionee's income to the Internal Revenue Service. The excess, if any, of the amount realized on a disqualifying disposition over the fair market value of the shares on the date of exercise generally will be treated as short-term capital gain. If the amount realized on the disqualifying disposition is less than the fair market value of the shares on the date of exercise, the optionee will have a short-term capital loss equal to the difference.

3.   RATIFICATION OF APPOINTMENT OF AUDITORS

General

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the fiscal year ending June 30, 2004, subject to the ratification of such appointment by stockholders at the Annual Meeting. This firm and Coopers & Lybrand L.L.P. (which merged with Price Waterhouse LLP in 1998 to form PricewaterhouseCoopers LLP) have audited the Company's financial statements since the Company's inception in 1989.

     The Board will consider appointing other independent auditors in the event stockholders do not ratify the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement should such representative so desire and to respond to appropriate questions.

Principal Accountant Fees and Services

     The following is a summary of the fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended June 30, 2003 and June 30, 2002.

Fee Category         Fiscal 2003 Fees   Fiscal  2002 Fees
                     ----------------   -----------------
Audit Fees              $  657,593         $  651,659
Audit-Related Fees      $  820,763         $  726,146
Tax Fees                $  638,954         $1,031,130
All Other Fees          $   34,096         $  177,576
                        ----------         ----------
Total                   $2,151,406         $2,586,511
                        ==========         ==========

o Audit fees consist primarily of fees for the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, review of Securities and Exchange Commission filings, and statutory audits of certain international subsidiaries.

o Audit-Related fees consist primarily of fees for service auditor reviews (i.e., SAS 70's), employee benefit plan audits, and accounting consultations in connection with acquisitions.

o    Tax fees consist of fees for tax compliance, tax advice and tax planning.

o All other fees consist of fees for services other than the services described above. These services consisted primarily of compliance reviews in connection with contracts and regulatory compliance processes.

     The Audit Committee considered and determined that the provision of non-audit services by PricewaterhouseCoopers was compatible with maintaining the firm's independence.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors

     The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required for Ratification

     The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for fiscal 2004 must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     The Board of Directors unanimously recommends that stockholders vote "FOR" the ratification of the appointment of the firm of PricewaterhouseCoopers LLP.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion. The Company's Annual Report to Stockholders for the year ended June 30, 2003 is being mailed to stockholders together with this Proxy Statement.

Solicitation of Proxies

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, officers and employees of the Company (who will receive no additional compensation therefore), may solicit the return of proxies by telephone, telegram, facsimile and other electronic means or personal call. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

Stockholder Proposals

     If any stockholder of the Company intends to present a proposal for consideration at the 2004 Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must meet Securities and Exchange Commission requirements and be received at the Company's principal executive offices, 90 Park Avenue, New York, New York 10016,
Attention: Secretary, not later than June 18, 2004.

Discretionary Authority

     A duly executed proxy given in connection with the Company's Annual Meeting of Stockholders in 2004 will give each of the proxies named therein discretionary authority to vote on any matter of which the Company does not have written notice on or before August 31, 2004 (forty-five days prior to the anniversary date on which the Company is first mailing its proxy materials for its 2003 Annual Meeting), without advice as to the nature of such matter in the Company's 2004 Proxy Statement.

Annual Report on Form 10-K

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed by the Company with the Commission, will be furnished (without exhibits), without charge to any person requesting a copy thereof in writing and stating that such person is a beneficial holder of shares of Common Stock of the Company on September 19, 2003, the record date for the Annual Meeting of Stockholders. Requests and inquiries should be addressed to The BISYS Group, Inc., 90 Park Avenue, New York, New York 10016, Attention: Secretary.

                                                                       Exhibit A

                              THE BISYS GROUP, INC.

                        2004 Employee Stock Purchase Plan

     Section 1. Purpose. The purpose of The BISYS Group, Inc. 2004 Employee Stock Purchase Plan (the "Plan") is to promote the interests of The BISYS Group, Inc., a Delaware corporation (the "Company") and any Subsidiary thereof (as hereinafter defined), and its stockholders by providing an opportunity to certain current employees of the Company or any Subsidiary thereof to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and to encourage such employees to devote their best efforts to the business and financial success of the Company. It is intended that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423.

     Section 2. Definitions. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

     2.01. "Base Pay" shall be determined as of the pay period immediately preceding the first business day of December 2003 by multiplying the normal biweekly rate of a salaried Employee by 26 or the hourly rate of an hourly Employee by such Employee's hourly rate by the estimated number of regularly scheduled hours of work for such Employee during the one-year period ending the last business day of calendar year 2004. The calculation of Base Pay shall be made without regard to payments for overtime, shift premium, bonuses and other special payments, commissions and other incentive payments.

     2.02. "Board of Directors" shall mean the Board of Directors of the Company.

     2.03. "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof.

     2.04. "Common Stock" shall mean the Common Stock, $.02 par value, of the Company.

     2.05. "Eligibility Date" shall mean January 1, 2004; provided that any Employee who becomes an Employee of the Company or any Subsidiary by virtue of a merger or acquisition during the first three calendar quarters of calendar year 2004 (whether such transaction involves the acquisition of stock or assets) (an "Acquisition") shall have an Eligibility Date as of the first day of the calendar quarter following the effective date of such Acquisition.

     2.06. "Employee" shall mean any person, including an officer of the Company or an officer or director of a Subsidiary of the Company, who is customarily employed on a full-time or part-time basis by the Company or a Subsidiary of the Company and is regularly scheduled to work at least 20 hours per week.

     2.07. "Offering" shall have the meaning described in Section 4.01.

     2.08. "Option" shall mean any option to purchase Common Stock granted to an Employee pursuant to this Plan.

     2.09. "Participant" shall mean any Employee that is eligible to participate in the Plan and who elects to participate in the Plan.

     2.10. "Parent of the Company" shall have the meaning set forth in Section 424(e) of the Code.

     2.11. "Subsidiary of the Company" shall have the meaning set forth in
Section 424(f) of the Code.

     Section 3. Eligibility and Participation. The following provisions shall govern the eligibility of Employees to participate in the Plan.

     3.01. Initial Eligibility. Any Employee who shall have completed one (1) month of employment as of January 1, 2004 (including, for Employees who become Employees by virtue of an Acquisition, employment with the acquired company) shall be eligible to participate in the Offering.

     3.02. Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an Option under the Plan:

          (a) If, immediately after such grant, such Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of any of the Company, a Subsidiary of the Company or the Parent of the Company, such ownership to be determined by applying the rules of Section 424(d) of the Code and treating stock which the Employee may purchase under outstanding options as stock owned by the Employee; or

          (b) Which would permit his rights to purchase stock under the Plan (and under any other plans of the Company qualifying under Section 423 of the Code) to accrue at a rate which exceeds $25,000 (or, for an Employee who becomes an Employee by virtue of an Acquisition, a pro rata portion of $25,000 based on the portion of the year during which such Employee is eligible to participate hereunder) based on the fair market value of a share of Common Stock on the date of grant during calendar year 2004; or

          (c) If the exercise of such Option would result in the Employee acquiring a cumulative total of more than 2,500 shares of Common Stock under the Plan.

     3.03. Commencement of Participation. An eligible Employee may become a Participant in the Plan by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Company on or before the date set therefor. Payroll deductions shall be made from a Participant's Base Pay and shall commence on the first regularly scheduled payday after the Eligibility Date where practicable and shall terminate on the last regularly scheduled payday on or before December 31, 2004, unless sooner terminated by the Participant pursuant to Section 9.01.

     Section 4. Common Stock Subject to the Plan.

     4.01. Number of Shares. The total number of shares of Common Stock for which Options may be granted under this Plan shall not exceed in the aggregate eight hundred thousand (800,000) shares of Common Stock. The Plan will be implemented by an Offering of shares of Common Stock (the "Offering"). The Offering shall begin on January 1, 2004 and shall terminate on December 31, 2004.

     4.02. Reissuance. The shares of Common Stock that may be subject to Options granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock, as the Committee may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option granted under this Plan.

     Section 5. Administration of the Plan.

     5.01. Committee. The Plan shall be administered by a committee (the "Committee"), which shall be established by the Board of Directors and shall consist of no less than two persons. All members of the Committee shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

     5.02. Interpretation. The Committee shall be authorized (i) to interpret the Plan and decide any matters arising thereunder and (ii) to adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of this Plan.

     5.03. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option granted hereunder or any agreement evidencing any such Option shall be final and conclusive upon all parties.

     5.04. Voting by Committee Members. Only members of the Committee shall vote on any matter affecting the administration of the Plan or the granting of Options under the Plan.

     5.05. Expenses, Etc. All expenses and liabilities incurred by the Board of Directors or the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors or the Committee shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option granted hereunder.

     Section 6. Payroll Deductions.

     6.01. Amount of Deduction. At the time a Participant files his authorization for payroll deduction pursuant to Section 3.03, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in the Offering at the rate of from 1 to 15% of his Base Pay, or a pro rata portion thereof in the event an Employee becomes a Participant following an Acquisition.

     6.02. Participant's Account; No Interest. All payroll deductions made for a Participant shall be credited to his account under the Plan. A Participant may not make any separate cash payment into such account. No interest shall accrue on amounts credited to a Participant's account under the Plan, regardless of whether or not the funds in such account are ultimately used to acquire shares of Common Stock.

     6.03. Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan pursuant to Section 9.01, but no other change can be made during the Offering and, specifically, a Participant may not alter the amount of his payroll deductions for the Offering.

     6.04. Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     Section 7. Grant of Option.

     7.01. Terms and Conditions. A description of the terms and conditions of this Plan shall be made available to the Participants in such form and manner as the Committee shall approve. Such description shall be consistent with this Plan and with the treatment of Options as being issued under an "employee stock purchase plan" under Section 423 of the Code.

     7.02. Number of Option Shares; Pro Rata Allocation.

     (a) On the Eligibility Date, each Participant shall be deemed to have been granted an Option, subject to the limitations of Section 3.02, to purchase a maximum number of shares of Common Stock equal to the number obtained by dividing $25,000 by the fair market value of a share of Common Stock of the Company on the Eligibility Date, based upon the closing price of the Common Stock on the new York Stock Exchange on the last trading day immediately preceding the Eligibility Date multiplied by a fraction, the numerator of which shall be the number of calendar quarters remaining in 2004 following the Eligibility Date and the denominator of which shall be 4 (the total number of quarters in the calendar year (i.e., multiplied by 1 where the Eligibility Date is January 1, 2004, multiplied by .75 where the Eligibility Date is April 1, 2004, and so on); provided, however, that in no event shall the total number of shares of Common Stock for which Options are granted exceed 800,000 shares.

     (b) If the total number of shares of Common Stock for which Options would have been granted pursuant to Section 7.02(a) would have exceeded 800,000 shares (absent the proviso to that section), the Company shall make a pro rata allocation of the Options available for grant in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.

     7.03. Option Price. The Option price per share of Common Stock subject to an Option shall be the lower of:

     (a) 85% of the fair market value of a share of Common Stock of the Company on the Eligibility Date for such Participant, based upon the closing price of a share of Common Stock on the New York Stock Exchange on the last trading day immediately preceding the Eligibility Date; and

     (b) 85% of the fair market value of a shares of Common Stock subject to the Option on the last trading day of calendar year 2004, based upon the last sale price of a share of Common Stock on the New York Stock Exchange on that date.

     7.04. Fair Market Value. For purposes of this Plan, the fair market value per share of Common Stock as of any day shall mean the last sale price as reported on the New York Stock Exchange on such day or, if such day is not a trading day, the last preceding trading day. If at any time the Common Stock is not reported on the New York Stock Exchange, the fair market value of the shares of Common Stock subject to an Option on the date the Option is granted shall be the fair market value thereof determined in good faith by the Board of Directors.

     7.05. Interest in Option Stock. A Participant shall have no interest in shares of Common Stock covered by his Option until such Option has been exercised.

     7.06. Transferability. Neither payroll deductions credited to a Participant's account nor Options shall be transferable otherwise than by will or the laws of descent and distribution, and, during an Optionee's lifetime, an Option shall be exercisable only by the Optionee.

     7.07 Tax Withholding. In the event that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an Option granted hereunder, the Company shall be entitled to deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

     Section 8. Exercise of Options.

     8.01. Automatic Exercise. Unless a Participant gives written notice to the Company of withdrawal pursuant to Section 9.01, his Option to acquire Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on December 31, 2004 for the purchase of the number of shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable Option price (but not in excess of the number of shares of Common Stock for which Options have been granted to the Employee pursuant to Section 7.02), and any excess in his account at that time will be returned to him.

     8.02. Fractional Shares. Fractional shares will be issued under the Plan.

     8.03. Delivery of Stock. As promptly as practicable after December 31, 2004, the Company will deliver to each Participant, in such Participant's name, the shares of Common Stock purchased upon exercise of such Participant's Option. Such issuances shall be in "book entry" form. No shares of Common Stock issued under the Plan may be certificated prior to January 1, 2006.

     Section 9. Withdrawal.

     9.01. In General. A Participant may withdraw all payroll deductions credited to his account under the Plan at any time by giving written notice to the Company. All of the Participant's payroll deductions credited to his account will be paid to him within 30 days after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay; provided, that, the Participant gives notice of withdrawal sufficiently prior to the next scheduled payroll deduction.

     9.02. Cessation of Employee Status. In the event a Participant shall cease to be an Employee, as defined in Section 2.05, for any reason, other than as a result of his death, the payroll deductions credited to his account will be returned to him.

     9.03. Termination Due to Death. In the event a Participant shall cease to be an Employee, as defined in Section 2.05, by reason of his death, his legal representative shall have the right to elect, by written notice given to the Executive Vice President of Human Resources of the Company prior to December 31, 2004 either:

     (a) To withdraw all of the payroll deductions credited to the Participant's account under the Plan, or

     (b) To exercise the Participant's Option granted under Section 7.02 for the purchase of shares of Common Stock on December 31, 2004 for the purchase of the number of shares of Common Stock which the accumulated payroll deductions in the Participant's account will purchase at the applicable Option price, and any excess in such account will be returned to the Participant's legal representative.

     In the event that no such written notice of election shall be duly received by the office of the Executive Vice President of Human Resources of the Company, the Participant's legal representative shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Participant's Option.

     Section 10. Adjustments.

     (a) In the event that after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust (i) the number of shares of Common Stock (and the Option price per share) subject to the unexercised portion of any outstanding Option; provided, however, that the limitations of Section 424 of the Code shall apply with respect to such adjustments; (ii) the number of shares of Common Stock for which Options may be granted under this Plan, as set forth in Section
4.01 hereof, and such adjustment shall be effective and binding for all purposes of this Plan.

     (b) Notwithstanding the foregoing, in the event of (i) any offer to holders of the Company's Common Stock generally relating to the acquisition of their shares, including, without limitation, through purchase, merger or otherwise, or
(ii) any transaction generally relating to the acquisition of substantially all of the assets or business of the Company, the Board of Directors may make such adjustment as it deems equitable in respect of outstanding Options including, without limitation, the revision or cancellation of any outstanding Options. Any such determina-tion by the Committee shall be effective and binding for all purposes of this Plan.

     Section 11. Effect of the Plan on Employment Relationship. Neither this Plan nor any Option granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of the Company or any Subsidiary as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant's employment or other relationship with the Company or any Subsidiary, as the case may be, at any time.

     Section 12. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, without the approval of the holders of a majority of the outstanding stock of the Company entitled to vote thereon at a meeting, the Board of Directors may not amend the Plan (i) to increase materially the benefits accruing to Participants under the Plan, (ii) to increase materially (except for increases due to adjustments in accordance with Section 10 hereof) the aggregate number of shares of Common Stock for which Options may be granted hereunder or (iii) to modify materially the requirements as to eligibility for participation in the Plan.

     Section 13. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate one year after its effective date. No Option may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option theretofore granted under the Plan.

     Section 14. Effective Date of the Plan. This Plan shall be effective as of January 1, 2004, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 2003. If the Plan is not so approved, the Plan shall not become effective.

THE BISYS GROUP INC.                                                       VOTE BY INTERNET - www.proxyvote.com
90 PARK AVE.                                                               Use the Internet to transmit your voting instructions
10TH FLOOR                                                                 and the electronic delivery of information up until 11:59
NEW YORK, NY 10016                                                         P.M. Eastern Time the day before the meeting date.
                                                                           Have your proxy card in hand when you access the
                                                                           web site. You will be prompted to enter your 12-digit
                                                                           Control Number which is located below to obtain your
                                                                           records and to create an electronic voting instruction
                                                                           form.

                                                                           VOTE BY MAIL
                                                                           Mark, sign, and date your proxy card and return it in the
                                                                           postage-paid envelope we have provided or return it to
                                                                           The BISYS Group Inc., c/o ADP, 51 Mercedes Way,
                                                                           Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                                                           BISYS1                KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                                                                 DETACH AND RETURN THIS PORTION ONLY
                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
====================================================================================================================================
THE BISYS GROUP INC.

   The Board of Directors recommends a vote
   "FOR" all nominees in Proposal No. 1 and "FOR"
   Proposals No. 2 and No. 3.                          For   Withhold   For All    To withhold authority to vote for any individual
                                                       All      All      Except    nominee, mark "For All Except" and write the
   Vote On Directors                                                               nominee's number on the line below.
   1. Election of Directors - Nominees:
      01) Lynn J. Mangum     05) Paula G. McInerney
      02) Denis A. Bovin     06) Thomas E. McInerney   [ ]      [ ]       [ ]      _________________________________________________
      03) Robert J. Casale   07) Joseph J. Melone
      04) Thomas A. Cooper   08) Dennis R. Sheehan

   Vote On Proposals                                                                                       For    Against    Abstain

   2. The proposal to approve the Company's 2004 Employee Stock Purchase Plan.                             [ ]      [ ]        [ ]

   3. The Proposal to ratify the appointment of PricewaterhouseCoopers LLP as auditors                     [ ]      [ ]        [ ]
      of the Company for the fiscal year ending June 30, 2004.

   The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

   Please sign exactly as name appears hereon. When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc. please so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

   For address changes and/or comments, please            [ ]
   check this box and write them on the back where
   indicated

   Sign, Date and Return the Proxy Card Promptly
   Using the Enclosed Envelope

   ------------------------------------------------               --------------------------------------

   ================================================               ======================================
   Signature (PLEASE SIGN WITHIN BOX)     Date                    Signature (Joint Owners)     Date

====================================================================================================================================

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

================================================================================

                              THE BISYS GROUP, INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         Annual Meeting of Stockholders
                           Thursday, November 13, 2003

     The undersigned stockholder of THE BISYS GROUP, INC., a Delaware corporation, hereby appoints Dennis R. Sheehan and Kevin J. Dell, or either of them, voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of Common Stock of The BISYS Group, Inc., that the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Club 101, 101 Park Avenue, New York, New York 10016 on November 13, 2003, at 9:00 a.m. (local time) and at any adjournment thereof, in accordance with the instructions on the reverse side.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no director is made, the proxy will be voted "FOR" all nominees in Proposal No. 1 and "FOR" Proposals No. 2 and No. 3. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

     PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

________________________________________________________________________________

Address Changes/Comments: ______________________________________________________

________________________________________________________________________________

________________________________________________________________________________
  (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
================================================================================